Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-176653 on Form S-3 of our report dated March 30, 2012, relating to the consolidated financial statements of Power Solutions International, Inc. and subsidiaries as of December 31, 2011, and for each of the two years in the period ended December 31, 2011, appearing in the Annual Report on Form 10-K of Power Solutions International, Inc. and subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois June 27, 2013